Exhibit 10.4

Compensation of Darren Parmenter

Annual Base Salary:	$330,000 commencing on April 1, 2014.

2014 Bonus:	Mr. Parmenter is entitled to participate in the Hilltop Holdings Inc. 2012 Annual Incentive Plan.